EXHIBIT 23.1

ALOBA, AWOMOLO & PARTNERS

(Chartered Accountants)

Floor 4, Providence Court, Ajibade Bus Stop, Beside CocaCola Ibadan, Oyo State, Nigeria

Tel: 08055439586, 08034725835

Email: audits@alobaawomolo.org; alobaawomolopartners@gmail.com; website: www.alobaawomolo.org

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of Glow Holdings, Inc.

We hereby consent to the inclusion in the Registration Statement on Form S-1 of Glow Holdings, Inc. of our report dated September 10, 2026, relating to the consolidated financial statements of Glow Holdings, Inc. as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025, which report appears in the Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Registration Statement.

Aloba, Awomolo & Partners – PCAOB ID#7275

Ibadan, Nigeria

September 22, 2026